Exhibit 99.1

Chariot Re Launches with Co-Sponsorship by MetLife and General Atlantic

NEW YORK – July 1, 2025 – MetLife, Inc., General Atlantic, and Chariot Reinsurance, Ltd. (Chariot Re), an independent Bermuda-based Class E life and annuity reinsurance company, today announced the completion of Chariot Re’s initial reinsurance transaction with a subsidiary of MetLife. Chariot Re will reinsure approximately $10 billion of liabilities, including structured settlement annuity contracts and group annuity contracts associated with pension risk transfers originated by MetLife.

Chariot Re provides a unique platform positioned to reshape the life and annuity reinsurance market. The company is co-sponsored by MetLife and General Atlantic with backing from lead investor Chubb and other investors. MetLife Investment Management and General Atlantic serve as Chariot Re’s exclusive external asset managers, providing a differentiated investment model that combines scale, specialization, and a long-term perspective.

Cynthia Smith, a 30-year insurance veteran who most recently led MetLife’s Group Benefits Regional Business, serves as Chief Executive Officer of Chariot Re. She is supported by a leadership team with deep operational and strategic expertise across insurance and reinsurance.

Ms. Smith commented: “We are launching Chariot Re from a position of strength with high-quality liabilities, a seasoned leadership team, and strong sponsors and investors, in order to meet the growing demand for life and annuity reinsurance solutions around the world.”

Michel Khalaf, President and Chief Executive Officer of MetLife, said: “This transaction with co-sponsor General Atlantic represents a significant step in establishing Chariot Re as a premier global provider of innovative reinsurance solutions. For MetLife, our strategic partnership with Chariot Re supports growth in our diversified retirement platform and asset management business, two key priorities of our New Frontier strategy.”

Bill Ford, Chairman and Chief Executive Officer of General Atlantic, said: “Together with MetLife, one of the leading and largest global insurance companies, we are committed to supporting Chariot Re as it delivers high-quality reinsurance solutions, with a focus on long-term value creation, underpinned by disciplined growth and thoughtful risk management.”

Chariot Re’s Board of Directors brings extensive experience and insights from across the global insurance and asset management industries, providing strong strategic direction and governance. The Board includes current and former senior executives from MetLife, General Atlantic, Chubb, and other leading organizations.

MetLife’s ongoing commitment to its policyholders will remain unchanged following the transaction and MetLife will continue to be responsible for all customer-related functions.

About Chariot Re

Chariot Reinsurance, Ltd. (Chariot Re), is an independent Bermuda-based Class E life and annuity reinsurance company. Co-sponsored by MetLife and General Atlantic with backing from Chubb and other investors, Chariot Re’s unique platform leverages MetLife’s global liability origination capabilities and the asset management expertise of MetLife Investment Management and General Atlantic to deliver differentiated solutions that combine scale, specialization, and a long-term perspective. For more information, visit www.chariotre.com.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Asia, Latin America, Europe and the Middle East. For more information, visit www.metlife.com.

About MetLife Investment Management

MetLife Investment Management, the institutional asset management business of MetLife, Inc., is a global public fixed income, small and small-mid cap equities, private capital and real estate investment manager providing tailored investment solutions to institutional investors worldwide. MetLife Investment Management provides public and private pension plans, insurance companies, endowments, funds and other institutional clients with a range of bespoke investment and financing solutions that seek to meet a range of long-term investment objectives and risk-adjusted returns over time. MetLife Investment Management has over 150 years of investment experience and, as of March 31, 2025, had $616.9 billion in total assets under management. For more information, see the total assets under management fact sheet for the quarter ended March 31, 2025, available on MetLife’s Investor Relations webpage (https://investor.metlife.com).

About General Atlantic

General Atlantic is a leading global investor with more than four and a half decades of experience providing capital and strategic support for over 830 companies throughout its history. Established in 1980, General Atlantic continues to be a dedicated partner to visionary founders and investors seeking to build dynamic businesses and create long-term value. The firm leverages its patient capital, operational expertise, and global platform to support a diversified investment platform spanning Growth Equity, Credit, Climate, and Infrastructure strategies. General Atlantic manages approximately $108 billion in assets under management, inclusive of all strategies, as of March 31, 2025, with more than 900 professionals in 20 countries across five regions. For more information on General Atlantic, please visit: www.generalatlantic.com.

Contacts

Chariot Re

Media	Investors
Kristy Bell	Delcho Ivanov
info@chariotre.com	info@chariotre.com

MetLife

Media	Investors
Jane Slusark	John Hall
Jane.Slusark@metlife.com	John.A.Hall@metlife.com

General Atlantic

Mary Armstrong and Liz McBain

media@generalatlantic.com

MetLife Forward-Looking Statements

The forward-looking statements in this news release, which use terms such as “growth,” and “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife, Inc.’s results could differ materially from those it expresses or implies in forward-looking statements. MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved.